EXHIBIT 16


October 27, 1995




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Gentlemen:

 We have read the statements made by U S WEST, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report on October 27, 1995. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ COOPERS & LYBRAND L.L.P.